UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2025

BABCOCK & WILCOX ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36876	47-2783641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 East Market Street Suite 650 Akron, Ohio	44305
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (330) 753-4511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common stock, $0.01 par value per share	BW	New York Stock Exchange
8.125% Senior Notes due 2026	BWSN	New York Stock Exchange
6.50% Senior Notes due 2026	BWNB	New York Stock Exchange
7.75% Series A Cumulative Perpetual Preferred Stock	BW PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2025, Henry E. Bartoli informed the Board of Directors (the “Board”) of Babcock & Wilcox Enterprises, Inc. (the “Company”) of his decision to retire from the Board for personal reasons, effective immediately. Mr. Bartoli’s retirement is not due to any disagreement with or concerning the Company. The Board thanks Mr. Bartoli for his many years of service and wishes him the best.

On the same date, in connection with Mr. Bartoli’s retirement, (i) Mr. Bartoli and the Company agreed to terminate the Consulting Agreement between The Babcock & Wilcox Company and Henry Bartoli dated November 5, 2020, as amended, effective immediately (the “Consulting Termination Agreement”), and (ii) Mr. Bartoli and the Company entered into a Director Retirement Agreement dated November 21, 2025 (the “Director Retirement Agreement”). Pursuant to the Consulting Termination Agreement and the Director Retirement Agreement, Mr. Bartoli will still be paid the $12,500 monthly consulting fee otherwise payable under his Consulting Agreement for December 2025, the Company will pay Mr. Bartoli an additional $28,000 (which amount includes his accrued and unpaid cash fees and expenses for serving as a member of the Board), and the Company accelerated the vesting of all outstanding and unvested restricted stock units previously granted by the Company to Mr. Bartoli.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BABCOCK & WILCOX ENTERPRISES, INC.

November 21, 2025	By:	/s/ Cameron Frymyer
Cameron Frymyer
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Representative)